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                                                      RULE 424(b)(3) PROSPECTUS
                                                     REGISTRATION NO. 333-68877



                            SUPPLEMENT TO PROSPECTUS
                             DATED DECEMBER 14, 1998

                                  14,128 SHARES

                         PERFORMANCE FOOD GROUP COMPANY

                                  Common Stock

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         This is a prospectus supplement for the issuance of 14,128 shares of the Company's common stock as partial payment of additional purchase price pursuant to an Additional Purchase Price Agreement dated August 4, 2000, by and among the Company, CCF Acquisition, Inc., Carroll County Foods, Inc. and all of the shareholders of Carroll County Foods, Inc.

         The shares of common stock issued in connection with the Additional Purchase Price Agreement were registered in the names of G. Dwight Gorsuch, Jane
D. Gorsuch, Trustee, Douglas C. Gorsuch, Steven B. Gorsuch, M. Susan Gorsuch, G. Daniel Gorsuch, Courtney R. Gorsuch Rader, Jason R. Gorsuch Irrevocable Trust, Megan K. Gorsuch Irrevocable Trust and Steven B. Gorsuch Irrevocable Trust (collectively, the "Former Shareholders"). The Former Shareholders may offer and sell the common stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the prospectus.

                   The date of this supplement is May 2, 2001.